SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-6216339
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
8.25% Series A Cumulative Redeemable Perpetual Preferred Shares	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.    ☐

Securities Act registration statement file number to which this form relates: 333-178599

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

A description of the preferred shares to be registered hereunder is contained in the section entitled “Description of Our Series A Preferred Shares” in the Registrant’s prospectus supplement dated April 13, 2012, as filed with the U.S. Securities and Exchange Commission on April 16, 2012 under Rule 424(b)(5) and under “Description of Preferred Shares of Beneficial Interest” in the accompanying prospectus, which descriptions are incorporated herein by reference.

Item 2. Exhibits.

No.	Description

3.1	Amended and Restated Trust Agreement of Pennsylvania Real Estate Investment Trust, dated December 18, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 23, 2008)

3.2*	Designating Amendment to Trust Agreement designating the rights, preferences, privileges, qualifications, limitations and restrictions of Pennsylvania Real Estate Investment Trust’s 8.25% Series A Cumulative Redeemable Perpetual Preferred Shares, liquidation preference $25.00 per share, par value $0.01 per share

4.1*	Form of share certificate evidencing the 8.25% Series A Cumulative Redeemable Perpetual Preferred Shares, liquidation preference $25.00 per share, par value $0.01 per share

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 20, 2012	PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel

EXHIBIT INDEX

No.	Description

3.1	Amended and Restated Trust Agreement of Pennsylvania Real Estate Investment Trust, dated December 18, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 23, 2008)

3.2*	Designating Amendment to Trust Agreement designating the rights, preferences, privileges, qualifications, limitations and restrictions of Pennsylvania Real Estate Investment Trust’s 8.25% Series A Cumulative Redeemable Perpetual Preferred Shares, liquidation preference $25.00 per share, par value $0.01 per share

4.1*	Form of share certificate evidencing the 8.25% Series A Cumulative Redeemable Perpetual Preferred Shares, liquidation preference $25.00 per share, par value $0.01 per share

*	Filed herewith.